Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6605

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q1 2013 Results

First Quarter Highlights:

●	Revenue rose 8% over last year’s first quarter to $281.5 million
●	Diluted earnings per share increased to $0.49
●	Net cash provided by operations totaled $30 million
●	Net income and adjusted EBITDA increased 120% and 64%, respectively, from the first quarter of 2012

TUCSON, ARIZONA – May 8, 2013 -- The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Results

For the first quarter of 2013, the Company reported revenue of $281.5 million, an increase of 8% from $260.1 million in the comparable period in 2012. Revenue from Providence’s non-emergency transportation (NET) services segment grew 17% to $193.1 million in the first quarter from $164.7 million in the prior year period, benefiting from new contacts and program expansions in certain NET markets. Revenue from the social services segment declined 7% to $88.4 million from $95.5 million in the first quarter of 2012. Social services revenue was impacted primarily by 2012 contract terminations related to the workforce development business in Canada as well as the expiration of contracts related to Providence’s home based educational tutoring business due to changes in the No Child Left Behind Act. Excluding Canada and educational tutoring, social services revenue would have declined by approximately 2% which was due primarily to the impact of inclement weather on billable hours in the Northeast.

Providence reported net income of $6.7 million, or $0.49 per diluted share, in the first quarter of 2013 compared to net income of $3.0 million, or $0.23 per diluted share, in the first quarter of 2012. Earnings for the first quarter of 2013 were positively impacted by the full implementation of NET contracts that were in start-up mode in the first quarter of 2012, the recent expansion of business in existing markets and negotiated rate adjustments in select programs in both the social services and NET segments. The prior year quarter included a non-recurring tax benefit of approximately $0.03 per share related to a tax accounting method change for a 2011 acquisition. Adjusted EBITDA (non-GAAP) for the first quarter of 2013 was $16.8 million, representing an increase of 64% from $10.3 million in the same period last year. A reconciliation of net income to Adjusted EBITDA (non-GAAP) is presented below.

The Company had approximately 16.8 million individuals eligible to receive services under its NET contracts at March 31, 2013, an increase of 36% from approximately 12.4 million at March 31, 2012. Providence’s direct social service client census was approximately 54,500 at March 31, 2013 compared to approximately 61,900 at March 31, 2012. The decrease in the number of clients was primarily due to contract terminations in certain markets and expiration of contracts related to our home based educational tutoring business which resulted from waivers granted under the No Child Left Behind Act.

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

At March 31, 2013, the Company had unrestricted cash and cash equivalents of $83.1 million. During the first quarter of 2013, the Company generated a total of $29.8 million in cash from operations. At March 31, 2013, the Company had total long-term obligations of $127.3 million compared to $130.0 million at December 31, 2012.

“We are pleased with our NET results in the quarter, which saw the effect of a full quarter of revenue from our NET start-up efforts in 2012 as well as the final phase-in of our New York City contract , which went live in January,” said Warren Rustand, Chief Executive Officer. “Our results also benefited from expanded NET business in Georgia and South Carolina compared to the year ago period, as well as further growth of our commercial and managed care lines of business in California. Additionally, we are starting to benefit from negotiated rate adjustments in select programs.”

“On the social services side, our contract base is solid going into the 2013 renewal cycle with the implementation of several new programs including our foster care contract in Texas. We remain committed to our focus on operating efficiencies and improving returns. We saw some initial benefit in the first quarter as a result of performance improvements and positive rate increases in certain markets. As we look to the remainder of 2013 and beyond, we will continue to invest in our infrastructure and take the necessary steps to position the company to benefit from emerging trends in healthcare, particularly the development of integrated models of healthcare delivery and increased outsourcing of transportation management.”

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (8:00 a.m. Arizona and PDT) Thursday, May 9, 2013 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 318-8617 or for international callers (617) 399-5136 and by using the passcode 57144115. A replay of the teleconference will be available on http://investor.provcorp.com. A replay will also be available until May 16, 2013 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 44683383.

About Providence

The Providence Service Corporation provides or manages the delivery of home and community based social services and NET management services to primarily government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections.  Providence is unique in that it provides or manages social services primarily in the client's own home or in community based settings rather than in hospitals or other treatment facilities, and provides its NET management services through local transportation providers rather than an owned fleet of vehicles.  The Company provides a range of services through its direct entities to approximately 54,500 clients through 649 active contracts at March 31, 2013, with an approximate 16.8 million individuals eligible to receive the Company's non-emergency transportation services.  The Company had over $1.1 billion in revenues in 2012.

Non-GAAP Presentation

In addition to the financial results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has provided EBITDA and Adjusted EBITDA, non-GAAP measurements, which present its earnings on a pro forma basis. Providence’s management utilizes these non-GAAP measurements as a means to measure overall operating performance and to better compare current operating results with other companies within its industry. Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measure are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. The Company has provided this supplemental non-GAAP information because the Company believes it provides meaningful comparisons of the results of Providence’s operations for the periods presented in this

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Providence Service Corporation

press release. The non-GAAP measures are not in accordance with, or an alternative for GAAP and may be different from pro forma measures used by some companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation
Consolidated Statements of Income
(in thousands except share and per share data)
(UNAUDITED)

	Three months ended
	March 31,
	2013	2012
Revenues:
Home and community based services	$76,960	$84,125
Foster care services	8,444	8,355
Management fees	2,950	2,995
Non-emergency transportation services	193,133	164,672
	281,487	260,147

Operating expenses:
Client service expense	75,517	80,210
Cost of non-emergency transportation services	176,684	156,979
General and administrative expense	12,452	12,739
Depreciation and amortization	3,729	3,626
Total operating expenses	268,382	253,554
Operating income	13,105	6,593

Other (income) expense:
Interest expense	1,772	1,907
Interest income	(21)	(42)
Income before income taxes	11,354	4,728
Provision for income taxes	4,676	1,686
Net income	$6,678	$3,042

Earnings per share:
Basic	$0.51	$0.23
Diluted	$0.49	$0.23

Weighted-average number of common shares outstanding:
Basic	13,148,717	13,266,908
Diluted	14,507,367	13,404,833

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Providence Service Corporation

The Providence Service Corporation
Consolidated Balance Sheets
(in thousands except share and per share data)
(Unaudited)
	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$83,080	$55,863
Accounts receivable, net of allowance of $3.8 million in 2013 and $3.7 million in 2012	89,147	98,628
Management fee receivable	3,305	2,662
Other receivables	1,267	1,920
Restricted cash	2,151	1,787
Prepaid expenses and other	14,581	14,807
Deferred tax assets	994	532
Total current assets	194,525	176,199
Property and equipment, net	29,858	30,380
Goodwill	113,866	113,915
Intangible assets, net	47,846	49,651
Restricted cash, less current portion	10,953	10,953
Other assets	10,822	10,639
Total assets	$407,870	$391,737
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$15,000	$14,000
Accounts payable	4,650	4,569
Accrued expenses	44,303	32,976
Accrued transportation costs	59,257	61,316
Deferred revenue	9,377	7,055
Reinsurance liability reserve	9,174	12,713
Total current liabilities	141,761	132,629
Long-term obligations, less current portion	112,250	116,000
Other long-term liabilities	14,974	13,527
Deferred tax liabilities	11,785	10,894
Total liabilities	280,770	273,050

Stockholders' equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,988,726 and 13,785,947 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	183,057	180,778
Accumulated deficit	(46,401)	(53,079)
Accumulated other comprehensive loss, net of tax	(1,053)	(893)
Treasury stock, at cost, 949,961 and 928,478 shares	(15,478)	(15,094)
Total Providence stockholders' equity	120,139	111,726
Non-controlling interest	6,961	6,961
Total stockholders' equity	127,100	118,687
Total liabilities and stockholders' equity	$407,870	$391,737

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Providence Service Corporation

The Providence Service Corporation
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Three months ended
	March 31,
	2013	2012
Operating activities
Net income	$6,678	$3,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,934	1,729
Amortization	1,795	1,897
Amortization of deferred financing costs	264	286
Provision for doubtful accounts	558	(193)
Deferred income taxes	(21)	(441)
Stock based compensation	918	1,067
Excess tax benefit upon exercise of stock options	(158)	(21)
Other	22	(18)
Changes in operating assets and liabilities:
Accounts receivable	8,905	(8,282)
Management fee receivable	(643)	470
Other receivables	653	(228)
Restricted cash	(410)	(215)
Prepaid expenses and other	(287)	445
Reinsurance liability reserve	(1,948)	(1,811)
Accounts payable and accrued expenses	11,349	592
Accrued transportation costs	(2,059)	6,159
Deferred revenue	2,322	1,230
Other long-term liabilities	(71)	3,446
Net cash provided by operating activities	29,801	9,154
Investing activities
Purchase of property and equipment, net	(1,438)	(4,168)
Acquisition of businesses, net of cash acquired	-	(190)
Restricted cash for reinsured claims losses	46	1,553
Purchase of short-term investments, net	(8)	(25)
Net cash used in investing activities	(1,400)	(2,830)
Financing activities
Repurchase of common stock for treasury	(384)	(118)
Proceeds from common stock issued pursuant to stock option exercise	1,878	80
Excess tax benefit upon exercise of stock options	158	21
Repayment of long-term debt	(2,750)	(2,500)
Capital lease payments	(3)	(14)
Net cash used in financing activities	(1,101)	(2,531)
Effect of exchange rate changes on cash	(83)	78
Net change in cash	27,217	3,871
Cash at beginning of period	55,863	43,184
Cash at end of period	$83,080	$47,055

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(in thousands)

	Three months ended
	March 31,
	2013	2012

Net income	$6,678	$3,042

Interest expense, net	1,751	1,865
Provision for income taxes	4,676	1,686
Depreciation and amortization	3,729	3,626

EBITDA	16,834	10,219

Strategic alternatives costs (a)	-	73

Adjusted EBITDA	$16,834	$10,292

Notes:

a)

Represents costs incurred related to the Company’s review of strategic alternatives arising from unsolicited proposals to take the Company private. The Company terminated this review in June 2012 upon determining that a continued focus on the Company’s operations was the best alternative to maximize shareholder value.

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